Exhibit 10.11

November 5, 2014

John B. Simpson, MD, PhD

Dear Dr. Simpson:

Avinger, Inc. (the -Company”) is pleased to confirm the details of your employment with the company under the terms described below. The Company confirms your execution of an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, dated June 28, 2010; a copy has been enclosed for your reference.

Following are the terms of employment with the Company:

Title: Chief Executive Officer

Status: Full-time; Exempt

Date of Hire: June 15, 2010

Base Salary: Annual gross salary of $335,000 paid in semi-monthly installments of $13,958,33 on the Company’s regular payroll dates. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Stock Options: The Company’s Board of Directors or its Compensation Committee, have granted you options to purchase 1,300,000 shares of the Company’s common stock. As previously communicated, the vesting commencement date is January 1, 2013; these options vest over 4 years, with 25% of the Shares subject to the Option vesting upon one year of the vesting commencement date and one forty-eighth (1/48th) of the Shares subject to the Option vesting upon completion of each month of continuous Service thereafter. The options will be subject to the terms and conditions applicable to options granted under the current Stock Plan, as described in that Plan and the applicable stock option agreement.

Benefits: Standard, Avinger-provided benefits for eligible employees, include the following: Medical, dental, and vision to which you are eligible, subject to any additional eligibility requirements; Paid time off per the Company’s Paid Time Off policy; and Avinger’s 401(k) Plan.

Change of Control: A Change of Control and Severance Agreement was entered into and made effective on March 1, 2012 and continues to be in effect.

Additional terms of employment are described below:

Employment Relationship: Please note that, you are employed at all times as an at-will employee, meaning that either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may not be changed or be modified, except in writing, executed by the Company’s Board of Directors.

Outside Activities: While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

Prior Obligations: Please keep in mind Avinger’s ethical and contractual obligations that our  proprietary information of third parties (including former employers) in connection with your work for us. In addition, Avinger must emphasize that you must abide by any contractual obligations that you have consented to in agreements with previous employers or third parties. If we receive notification that any employee is breaching an obligation regarding specific proprietary information or employment terms, then the company must investigate it.

Entire Agreement: This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

Sincerely,

/s/ Matthew Ferguson

Matthew Ferguson
Chief Business Officer

I have read, accept and confirm the accuracy of this employment agreement:

Signature:	/s/ John B. Simpson	Date:	Dec 1, 2014

this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President or CEO of the Company and me. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

C.                                    Severability. If one or more of the provisions in this Agreement arc deemed void by law, then the remaining provisions will continue in full force and effect.

D.                                    Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, sale of assets or stock, or otherwise.

E.                                     Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

F.                                      Survivorship. The rights and obligations survive termination of my employment with the Company.

G.                                    Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

Date:	June 28, 2010	/s/ John B. Simpson
Signature

John B. Simpson
Name of Employee (typed or printed)

Witness:

Signature

Name (typed or printed)

Exhibit A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☒          No inventions or improvements

☐            Additional Sheets Attached

Signature of Employee:	/s/ John B. Simpson

Print Name of Employee:	John. B. Simpson

Date:	June 15, 2012